Exhibit 10.3

ITRON, INC.
2010 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD NOTICE
NON-EMPLOYEE DIRECTORS

Itron, Inc. (the “Company”) hereby grants to Participant a restricted stock unit award (the “Award”). The Award is subject to all the terms and conditions set forth in this Restricted Stock Unit Award Notice (the “Award Notice”), the Restricted Stock Unit Award Agreement, including Appendix A (the “Agreement”) and the Itron, Inc. 2010 Stock Incentive Plan (the “Plan”), all of which are incorporated into the Award Notice in their entirety.

Participant:	«First_Name» «Last_Name»
Grant Date:	«Grant Date»
Number of Restricted Stock Units:	«# of Units»
Vesting Schedule:	The Award will vest with respect to one-third of the Restricted Stock Units on each of the first, second and third anniversaries of the Grant Date (each, a “Vest Date”).

Additional Terms/Acknowledgement: This Award is subject to all the terms and conditions set forth in this Award Notice, the Agreement, and the Plan which are attached to and incorporated into this Award Notice in their entirety.

«First_Name» «Last_Name» I accept this Award subject to the terms and conditions stated herein. «Electronically Signed»
Attachments:
1. Restricted Stock Unit Award Agreement,
including Appendix A
2. 2010 Stock Incentive Plan
3. Plan Prospectus

ITRON, INC.
2010 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
NON-EMPLOYEE DIRECTORS

Pursuant to your Restricted Stock Unit Award Notice (the “Award Notice”) and this Restricted Stock Unit Award Agreement, including Appendix A (this “Agreement”), Itron, Inc. (the “Company”) has granted you a restricted stock unit award (the “Award”) under its 2010 Stock Incentive Plan (the “Plan”) for the number of restricted stock units indicated in your Award Notice. Capitalized terms not expressly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
The details of the Award are as follows:

1.	Vesting

The Award will vest according to the vesting schedule set forth in the Award Notice (the “Vesting Schedule”). One share of Common Stock will be issuable for each restricted stock unit that vests. Restricted stock units that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as “Vested Units.” Restricted stock units that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as “Unvested Units.” Except as provided in Sections 2 and 3 below, the Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) in accordance with the Vesting Schedule (the Unvested and Vested Units are collectively referred to herein as the “Units”). Except as provided in Section 2 below, the Award will terminate and the Unvested Units will be forfeited in the event you cease to serve as a member of the Board (a “Non-Employee Director”) for any reason, including, for the avoidance of any doubt, if you are not elected or nominated to continue to serve as a Non-Employee Director or if you are removed as a Non-Employee Director for cause.

2.	Death or Disability

In the event that you cease to serve as a Non-Employee Director during the Units' vesting period by reason of death or Disability, any Unvested Units will accelerate in vesting and become Vested Units upon such cessation of service.

3.	Change in Control Transaction

In the event of a Change in Control Transaction, any Unvested Units will accelerate in vesting and become Vested Units immediately prior to such transaction.

4.	Settlement of Vested Units.

Vested Units shall be settled within 30 days following (a) the applicable Vest Date, or (b) if earlier, the date the Units become vested in connection with (i) the cessation of your services as a Non-Employee Director due to death or Disability pursuant to Section 2 above, or (ii) a Change in Control Transaction pursuant to Section 3 above.

5.	Securities Law Compliance

5.1You represent and warrant that you (a) have been furnished with a copy of the prospectus for the Plan and all information which you deem necessary to evaluate the merits and risks of receipt of the Award, (b) have had the opportunity to ask questions and receive answers concerning the information received about the Award and the Company, and (c) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.

5.2You hereby agree that you will in no event sell or distribute all or any part of the shares of Common Stock that you receive pursuant to settlement of this Award (the “Shares”) unless (a) there is an effective registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and any applicable state and foreign securities laws covering any such transaction involving the Shares or (b) the Company receives an opinion of your legal counsel (concurred with by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration. You understand that the Company has no obligation to you to register the Shares with the U.S. Securities and Exchange Commission or any foreign securities regulator and has not represented to you that it will so register the Shares.

5.3You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any regulator under the Securities Act or any other applicable securities act (the “Acts”) and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.

5.4You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys' fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Agreement or the breach by you of any terms or conditions of this Agreement.

6.	Transfer Restrictions

Units shall not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law.

7.	No Rights as Shareholder

You shall not have voting or other rights as a shareholder of the Company with respect to the Units.

8.	Book Entry Registration of Shares

The Company will issue the Shares by registering the Shares in book entry form with the Company's transfer agent in your name and the applicable restrictions will be noted in the records of the Company's transfer agent and in the book entry system.

9.	Responsibility for Taxes

9.1Regardless of any action the Company takes with respect to any and all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company. You further acknowledge that the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the granting or vesting of the Award, the settlement of Vested Units, the issuance of Shares upon settlement of the Vested Units, the subsequent sale of Shares acquired upon settlement of the Vested Units and the receipt of any dividends; and (b) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

9.2Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company to satisfy any withholding obligation the Company may have with respect to Tax-Related Items.

(a)In this regard, to the extent the Company has a withholding obligation with respect to Tax-Related Items, you hereby irrevocably appoint Fidelity or any stock plan service provider or brokerage firm designated by the Company for such purpose (the "Agent") as your Agent, and authorize the Agent, to:

(i)
Sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after the settlement date for any Vested Unit, the minimum number of Shares (rounded up to the next whole number) sufficient to generate proceeds to cover the Tax-Related Items and all applicable fees and commissions due to, or required to be collected by, the Agent;

(ii)	Remit directly to the Company the cash amount necessary to cover the Tax-Related Items;

(iii)	Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale of Shares referred to in clause (i) above; and

(iv)	Remit any remaining funds to you.

(b)The Plan Administrator (as constituted to satisfy Rule 16b-3 of the Exchange Act) may establish prior to the Tax-Related Items withholding event a method of withholding from among the alternatives described in (i) - (iii) below as an alternative method or as an additional method that will be used in combination with the withholding mechanism described in Section 9.2(a):

(i)	requiring you to pay to the Company any amount of the Tax-Related Items; and/or

(ii)	withholding any amount of the Tax-Related Items from other cash remuneration paid to you by the Company; and/or

(iii)	withholding in Shares to be issued upon settlement of the Vested Units.

(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you will be deemed to have been issued the full number of Shares subject to the Vested Units notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan. The Company may refuse to issue or deliver Shares to you if you fail to comply with your obligations in connection with the Tax-Related Items.

9.3You acknowledge that the authorization and instruction to the Agent set forth in Section 9.2(a)(i) above to sell Shares to cover the Tax-Related Items is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and to be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act (regarding trading of the Company's securities on the basis of material nonpublic information) (a “10b5-1 Plan”). This 10b5-1 Plan is being adopted to permit you to sell a number of Shares issued upon settlement of Vested Units sufficient to pay the Tax-Related Items.

You acknowledge that the broker is under no obligation to arrange for the sale of Shares at any particular price. You further acknowledge that you will be responsible for all brokerage fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. You acknowledge that it may not be possible to sell Shares during the term of this 10b5-1 Plan due to (a) a legal or contractual restriction applicable to you or to the broker, (b) a market disruption, (c) rules governing order execution priority on the NASDAQ or other exchange where the Shares may be traded, (d) a sale effected pursuant to this 10b5-1 Plan that fails to comply (or in the reasonable opinion of the Agent's counsel is likely not to comply) with the Securities Act, or (e) if the Company determines that sales may not be effected under this 10b5-1 Plan. In the event of the Agent's inability to sell Shares, you will continue to be responsible for the Tax-Related Items.

You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of the 10b5-1 Plan. You acknowledge that this 10b5-1 Plan is subject to the terms of any policy adopted now or hereafter by the Company governing the adoption of 10b5-1 plans. The Agent is a third party beneficiary of Section 9.2(a)(i) and this 10b5-1 Plan.

10.	Nature of Grant

In accepting the grant, you acknowledge, understand and agree that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

(c)all decisions with respect to future grants of restricted stock units, if any, will be at the sole discretion of the Company;

(d)the grant of the Award and your participation in the Plan will not create a right to continued service on the Board or derogate from any right of the Company's shareholders to remove you from the Board at any time in accordance with the bylaws of the Company and any applicable law;

(e)the Award and your participation in the Plan will not be interpreted to form an employment contract with the Company or any Related Corporation;

(f)you are voluntarily participating in the Plan;

(g)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(h)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from you ceasing to be a Non-Employee Director (for any reason whatsoever) and you irrevocably agree never to institute any claim against the Company, waive the ability, if any, to bring any such claim and release the Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you will be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(i)unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(l)    the Company shall not be liable for any foreign exchange rate fluctuation between your local currency and the United States dollar that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement.

11.	No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan. You acknowledge that you have either consulted with competent advisors independent of the Company to obtain advice concerning the receipt of the Award and the acquisition or disposition of any Shares to be issued pursuant to the Award in light of your specific situation or had the opportunity to consult with such advisors but chose not to do so.

12.	Data Privacy
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Award materials by and among, as applicable, the Company and its Related Corporations for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data will be transferred to Fidelity or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting the Company's Corporate Secretary. You authorize the Company, Fidelity and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company's Corporate Secretary. Further, you understand that you are providing the consents herein on a purely voluntary basis and that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact the Company's Corporate Secretary.

13.	Electronic Delivery and Participation

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14.	Language

If you have received this Agreement (or any portion thereof) or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

15.	General Provisions

15.1Successors and Assigns. The provisions of this Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

15.2Section 409A. For purposes of U.S. taxpayers, the settlement of the Units is intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, and in any event in compliance with Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Plan Administrator may, at any time and without your consent, modify the terms of the Award as it determines appropriate to comply with the requirements of Section 409A of the Code and the related U.S. Department of Treasury guidance. The Company makes no representation or covenant to ensure that the Units, settlement of the Units or other payment hereunder are exempt from or compliant with Section 409A of the Code and will have no liability to you or any other party if the settlement of the Units or other payment hereunder that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Plan Administrator with respect thereto.

15.3Governing Law and Choice of Venue. The Award and the provisions of this Agreement will be construed and administered in accordance with and governed by the laws of the State of Washington without giving effect to such state's principles of conflict of laws. For the purposes of litigating any dispute that arises under this grant of this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Washington and agree that such litigation shall be conducted in the courts of Spokane County, Washington, or the federal courts for the United States for the Eastern District of Washington, where this grant is made and/or to be performed.

15.4Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

15.5Notice.     Any notice required or permitted hereunder shall be made in writing and sent to the following address:

Itron, Inc.
Attn. General Counsel
2111 N. Molter Road
Liberty Lake, WA USA 99019

16.	Appendix A

Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in Appendix A to this Agreement for your country (“Appendix A”). Moreover, if you relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Agreement.

17.	Imposition of Other Requirements

The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing

18.	Waiver

You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.

APPENDIX A

ITRON, INC.
2010 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT
NON-EMPLOYEE DIRECTORS

Terms and Conditions

This Appendix A includes additional terms and conditions that govern the grant of the restricted stock unit award (the “Award”) under the Itron, Inc. 2010 Stock Incentive Plan (the “Plan”) in the countries listed below. Capitalized terms not expressly defined in this Appendix A but defined in the Plan or the Restricted Stock Unit Award Agreement (the “Agreement”) shall have the same definitions as in the Plan and/or the Agreement, as applicable.

Notifications

This Appendix A also includes information regarding exchange control and other issues of which you should be aware with respect to your participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of February 2013. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time that the Award vests or the Shares acquired under the Plan are sold.

In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, or if you transfer residency to another country after the Award is granted, the information contained herein may not be applicable to you.

CANADA

Terms and Conditions

Vesting. This provision supplements Section 1 of the Agreement:

The grant of the Award does not provide any right for you to receive a cash payment and the Vested Units will be settled in Shares only.

Notifications

Securities Law Notification. You are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the NASDAQ.

UNITED STATES

There are no country-specific provisions.